Exhibit 4.5


      THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO GLOBETEL COMMUNICATIONS CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.


                                CONVERTIBLE NOTE
                                ----------------

      FOR VALUE RECEIVED, GLOBETEL COMMUNICATIONS CORP., a Delaware corporation (hereinafter called "Borrower"), hereby promises to pay to Nite Capital LP. (the "Holder") or order, without demand, the sum of Five Hundred Thousand Dollars ($500,000), with simple interest accruing at the rate described below, on August 31, 2007 (the "Maturity Date").

      This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holder, dated of even date herewith (the "Subscription Agreement"), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:


                                    ARTICLE I

                               GENERAL PROVISIONS

      1.1 Interest Rate. Subject to Section 4.7 hereof, interest payable on this Note shall accrue from the date hereof at a rate per annum (the "Interest Rate") equal to five percent (5%), subject to adjustment pursuant to Section 1.2. Interest on the principal amount outstanding shall be payable quarterly, in arrears, commencing on December 1, 2005 and on the first day of each third calendar month thereafter and on the Maturity Date, whether by acceleration or otherwise. Interest shall be computed for actual days elapsed on the basis of a 360 day year consisting of twelve 30-day months.

      1.2 Payment Grace Period. From and after the 10th day after an Event of Default under Section 3.1, the Interest Rate applicable to any unpaid amounts owed hereunder shall be increased to sixteen percent (16%) per annum.

      1.3 Conversion Privileges. The Conversion Privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof; provided, that if an Event of Default has occurred, the Holder may elect to extend the Maturity Date by the amount of days of the pendency of the Event of Default.

      1.4 Principal Amortization. The Borrower shall reduce the principal amount of the note by 12.5% per quarter starting December 31, 2005, payable in cash and/or, subject to the conditions in this Section 1.4, Common Stock as described below.

            (a) If any portion of such principal amortization payment is made in cash, the payment will be at 102% of the principal amortization amount.

            (b) If any portion of such principal amortization and accrued interest payment is in Common Stock, such principal amortization and accrued interest amount will be converted into that number of shares of Common Stock as determined by dividing such principal amortization and accrued interest amount by an amount equal to 87.5% of the volume weighted average price of the Common Stock as reported by Bloomberg over the five (5) trading days prior to, but not including, the date the principal amortization payment is due.

            (c) The maximum amount of Common Stock the Company may issue to satisfy any quarterly principal amortization and accrued interest payment shall equal 10% of the total dollar volume of the Common Stock over the ten (10) trading days prior to, but not including, the date the principal amortization payment is due.

            (d) The Borrower may only elect to pay in Common Stock only if the following conditions are met:

                  (i) the number of authorized but unissued shares of Common Stock is sufficient for such issuance;

                  (ii) the Common Stock is listed or quoted (and is not suspended from trading) on a trading market and such shares of Common Stock are approved for listing on such trading market upon issuance;

                  (iii) such Common Stock is registered for resale under the Registration Statement and the prospectus under such Registration Statement is available for the sale of all Registrable Securities held by the Holder;

                  (iv) such issuance would be permitted in full without violating Section 2.3 herein or the rules or regulations of any trading market on which such Common Stock may be listed or quoted;

                  (v) both immediately before and after giving effect thereto, no default under the Subscription Agreement or this Note shall or would exist; and

                  (vi) the Borrower shall have provided the Holder with written notice of its election to pay all or a portion of such principal amortization and accrued payment (and the amount thereof) in Common Stock not less than seven (7) trading days before the date the principal amortization payment is due. In such event, the Company covenants and agrees that it will honor all Conversion Notices tendered by the Holder until 6:30 p.m. on the sixth (6) day following delivery of such notice by the Company. If the Company does not provide such notice in a timely manner, it shall be considered an election by the Company to pay any such applicable amounts in cash.

            (e) If the Holder or the Borrower converts any outstanding and unpaid principal portion of this Note into stock prior to any quarterly amortization payment, those conversions will be credited toward the next quarterly principal amortization payment due. Any conversions above the quarterly principal amortization payment due amount will be credited towards future required payments.

                                   ARTICLE II

                                CONVERSION RIGHTS

      The Holder shall have the right to convert the principal and accrued and unpaid interest due under this Note into Shares of the Borrower's Common Stock, $.00001 par value per share ("Common Stock") as set forth below.

            2.1 Conversion into the Borrower's Common Stock.

            (a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued interest, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and nonassessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in
Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto, Borrower shall issue and deliver to the Holder within three (3) business days from the Conversion Date (such third day being the "Delivery Date") that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the principal amount of the Note being converted in the manner provided in Section 1.1 through the Conversion Date directly to the Holder on or before the Delivery Date (as defined in the Subscription Agreement). The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and accrued interest to be converted, by the Conversion Price.

            (b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be $1.65.

            (c) The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

                  A. Merger, Sale of Assets. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.

                  B. Reclassification. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

                  C. Favored Nation Provision. Except for the Excepted Issuances, if at any time Notes are outstanding the Company shall offer, issue or agree to issue any common stock or securities convertible into or exercisable for shares of common stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price in respect of the Shares, or if less than the Warrant exercise price in respect of the Warrant Shares, without the consent of each Subscriber holding Notes, Shares, and/or Warrants, then the Company shall issue, for each such occasion, additional shares of Common Stock to each Subscriber so that the average per share purchase price of the shares of Common Stock issued to the Subscriber (of only the Common Stock or Warrant Shares still owned by the Subscriber) is equal to such other lower price per share and the Conversion Price and Warrant Exercise Price shall automatically be reduced to such other lower price per share. The average Purchase Price of the Shares and average exercise price in relation to the Warrant Shares shall be calculated separately for the Shares and Warrant Shares. The foregoing calculation and issuance shall be made separately for Shares received upon conversion and separately for Warrant Shares. The delivery to the Subscriber of the additional shares of Common Stock shall be not later than the closing date of the transaction giving rise to the requirement to issue additional shares of Common Stock. The Subscriber is granted the registration rights described in Section 11 hereof in relation to such additional shares of Common Stock except that the Filing Date and Effective Date vis-a-vis such additional common shares shall be, respectively, the sixtieth
(60) and one hundred and twentieth (120) date after the closing date giving rise to the requirement to issue the additional shares of Common Stock. For purposes of the issuance and adjustment described in this paragraph, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in the issuance of the additional shares of Common Stock upon the issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon such issuance. The rights of the Subscriber set forth in this Section 12 are in addition to any other rights the Subscriber has pursuant to this Agreement, the Note, any Transaction Document, and any other agreement referred to or entered into in connection herewith.

                  D. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event..

            (d) Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

            2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

            2.3 Maximum Conversion.

                  (a) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Subscriber upon conversion of the Notes (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Subscriber and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Subscriber's for purposes of
Section 13(d) of the 1934 Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. By written notice to the Company, a Subscriber may waive the provisions of this Section 2.3(a) as to itself but any such waiver will not be effective until the 61st day after delivery thereof and such waiver shall have no effect on any other Investor.

                  (b) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Subscriber upon conversion of the Notes (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Subscriber and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Subscriber's for purposes of
Section 13(d) of the 1934 Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. This provision may not be waived.

                  (c) Notwithstanding anything to the contrary in this Note, if the Company has not previously obtained Shareholder Approval (as defined below), then the Company may not issue shares of Common Stock in excess of the Issuable Maximum upon conversions of this Note at a conversion price which is less than the closing bid price on the trading day immediately preceding the Closing Date or date of the Subscription Agreement, whichever is higher (the "Threshold Price"). The "Issuable Maximum" means, as of any date, a number of shares of Common Stock equal to 15,421,757, less such number of shares of Common Stock as have been issued at a price below the Threshold Price upon (1) conversion of Notes, or (2) in payment of interest thereunder, or (3) upon exercise of the Warrants, or (4) upon operation of any rights of first refusal under the Agreement. Each Subscriber shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing: (x) the principal amount of Notes issued and sold to such Subscriber on the Closing Date by (y) the aggregate principal amount of all Notes issued and sold by the Company on the Closing Date. If any Subscriber shall no longer hold Notes, then such Subscriber's remaining portion of the Issuable Maximum shall be allocated pro-rata among the remaining Subscribers, giving effect to the Company's desire to allocate this limitation among the class of securities known as the Notes. If on any Conversion Date, or at such time as a Subscriber shall notify the Company that the condition in (A) following this clause shall be in effect: (A) the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding principal amount of Notes would exceed the Issuable Maximum on such date, and (B) the Company shall not have previously obtained the vote of shareholders, as may be required by the applicable rules and regulations of the American Stock Exchange (or any successor entity or any other trading market on which the Company's securities then trade), applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof (the "Shareholder Approval"), then, the Company shall issue to the Subscribers a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the remainder of the principal amount of Notes then held by the Subscribers for which a conversion would result in an issuance of shares of Common Stock in excess of the Issuable Maximum, the Company must use its best efforts to seek and obtain Shareholder Approval as soon as possible, but in any event not later than the 90th day following such Conversion Date or the date of such request. The Company and the Subscriber understand and agree that Shares issued to and then held by the Subscriber as a result of conversions of Notes shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

            2.4 Conversion of Note.

                  (a) Upon the conversion of a Note or part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering, an opinion of counsel to assure that the Company's transfer agent shall issue stock certificates in the name of Subscriber (or its nominee) or such other persons as designated by Subscriber and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company's Common Stock and that, unless waived by the Subscriber, the Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Shares provided the Shares are being sold pursuant to an effective registration statement covering the Shares or are otherwise exempt from registration.

                  (b) Subscriber will give notice of its decision to exercise its right to convert the Note or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to the Note) to the Company via confirmed telecopier transmission and overnight courier or otherwise pursuant to Section 4.2 of this Note. The Subscriber will not be required to surrender the Note until the Note has been fully converted or satisfied. Each date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof shall be deemed a "Conversion Date." The Company will itself or cause the Company's transfer agent to transmit the Company's Common Stock certificates representing the Shares issuable upon conversion of the Note to the Subscriber via express courier for receipt by such Subscriber within three (3) business days after receipt by the Company of the Notice of Conversion (such third day being the "Delivery Date"). In the event the Shares are electronically transferable, then delivery of the Shares must be made by electronic transfer provided request for such electronic transfer has been made by the Subscriber and the Subscriber has complied with all applicable securities laws in connection with the sale of the Common Stock, including, without limitation, the prospectus delivery requirements. A Note representing the balance of the Note not so converted will be provided by the Company to the Subscriber if requested by Subscriber, provided the Subscriber delivers the original Note to the Company.

                  (c) The Company understands that a delay in the delivery of the Shares in the form required pursuant to Section 2.4(a) hereof, or the Mandatory Redemption Amount described in Section 2.5 hereof, respectively after the Delivery Date or the Mandatory Redemption Payment Date (as hereinafter defined) could result in economic loss to the Subscriber. As compensation to the Subscriber for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Subscriber for late issuance of Shares in the form required pursuant to Section 7.1 hereof upon Conversion of the Note in the amount of $20 per business day after the Delivery Date for each $10,000 of Note principal amount being converted of the corresponding Shares which are not timely delivered. The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Subscriber, in the event that the Company fails for any reason to effect delivery of the Shares by the Delivery Date or make payment by the Mandatory Redemption Payment Date, the Subscriber will be entitled to revoke all or part of the relevant Notice of Conversion or rescind all or part of the notice of Mandatory Redemption by delivery of a notice to such effect to the Company whereupon the Company and the Subscriber shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

                  (d) Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Subscriber and thus refunded to the Company.

            2.5 Mandatory Redemption at Subscriber's Election. In the event the Company is prohibited from issuing Shares, or fails to timely deliver Shares on a Delivery Date, or upon the occurrence of any other Event of Default (as defined in the Note or in this Agreement) or for any reason other than pursuant to the limitations set forth in Section 2.3 hereof, then at the Subscriber's election, the Company must pay to the Subscriber ten (10) business days after request by the Subscriber, at the Subscriber's election, a sum of money in immediately available terms equal to the greater of (i) the product of the outstanding principal amount of the Note designated by the Subscriber multiplied by 120%, or (ii) the product of the number of Shares otherwise deliverable upon conversion of an amount of Note principal and/or interest designated by the Subscriber (with the date of giving of such designation being a "Deemed Conversion Date") at the then Conversion Price that would be in effect on the Deemed Conversion Date multiplied by the average of the closing bid prices for the Common Stock for the five consecutive trading days preceding either: (1) the date the Company becomes obligated to pay the Mandatory Redemption Payment, or
(2) the date on which the Mandatory Redemption Payment is made in full, whichever is greater, together with accrued but unpaid interest thereon and any liquidated damages then payable ("Mandatory Redemption Payment"). The Mandatory Redemption Payment must be received by the Subscriber on the same date as the Company Shares otherwise deliverable or within ten (10) business days after request, whichever is sooner ("Mandatory Redemption Payment Date"). Upon receipt of the Mandatory Redemption Payment, the corresponding Note principal and interest will be deemed paid and no longer outstanding. Liquidated damages calculated pursuant to Section 2.4(c) hereof, that have been paid or accrued for the twenty day period prior to the actual receipt of the Mandatory Redemption Payment by the Subscriber shall be credited against the Mandatory Redemption Payment.

            2.6 Injunction Posting of Bond. In the event a Subscriber shall elect to convert a Note or part thereof or exercise the Warrant in whole or in part, the Company may not refuse conversion or exercise based on any claim that such Subscriber or any one associated or affiliated with such Subscriber has been engaged in any violation of law, or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of such Note or exercise of all or part of such Warrant shall have been sought and obtained by the Company and the Company has posted a surety bond for the benefit of such Subscriber in the amount of 120% of the amount of the Note, or aggregate purchase price of the Warrant Shares which are sought to be subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Subscriber to the extent Subscriber obtains judgment.

            2.7 Buy-In. In addition to any other rights available to the Subscriber, if the Company fails to deliver to the Subscriber such shares issuable upon conversion of a Note by the Delivery Date and if after three (3) business days after the Delivery Date the Subscriber purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Subscriber of the Common Stock which the Subscriber was entitled to receive upon such conversion (a "Buy-In"), then the Company shall pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Subscriber purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of note principal and/or interest, the Company shall be required to pay the Subscriber $1,000, plus interest. The Subscriber shall provide the Company written notice indicating the amounts payable to the Subscriber in respect of the Buy-In.


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

            2.8 Optional Redemption.

                  (a) Provided that the Company has a number of authorized but unissued shares of Common Stock sufficient for the issuance of all Shares underlying the remaining principal amount of this Note, such Common Stock is listed or quoted (and is not suspended from trading) on a trading market and such shares of Common Stock are approved for listing on such trading market upon issuance, such Common Stock is registered for resale under the Registration Statement and the prospectus under such Registration Statement is available for the sale of all Registrable Securities held by the Subscriber, such issuance would be permitted in full without violating Section 2.3 herein or the rules or regulations of any trading market on which such Common Stock may be listed or quoted, and both immediately before and after giving effect thereto, no Event of Default under the Subscription Agreement or this Note shall or would exist, the Borrower will have the option of prepaying the outstanding principal amount of this Note ("Optional Redemption"), in whole or in part, together with interest accrued thereon, by paying to the Holder a sum of money equal to one hundred ten percent (110%) of the principal amount to be redeemed, together with accrued but unpaid interest thereon and interest that will accrue until the actual repayment date and any and all other sums due, accrued or payable to the Holder arising under the Note, the Subscription Agreement or any Transaction Document (the "Redemption Amount") on the day written notice of redemption (the "Notice of Redemption") is given to the Holder. The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be not less than five (5) business days after the date of the Notice of Redemption (the "Redemption Period"). The Borrower may provide a Notice of Redemption prior to the Effective Date only in connection with up to 20% the principal amount of this Note then outstanding together with interest accrued thereon. A Notice of Redemption shall not be effective with respect to any portion of the Note for which the Holder has a pending election to convert, or for Conversion Notices given by the Holder prior to the Redemption Payment Date. During a Redemption Period occurring after the Actual Effective Date, the Holder may deliver Notices of Conversion for up to 20% of the initial principal amount of the Note and accrued interest. On the Redemption Payment Date, the Redemption Amount shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will have no further right to deliver another Notice of Redemption, and (iii) Borrower's failure may be deemed by Holder to be a non-curable Event of Default.

                  (b) A Notice of Redemption must be given proportionately to all Holders of Notes bearing similar terms to this Note issued on the date of this Note.

            2.9 Reservation. During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock a number of shares of Common Stock equal to 175% of the amount of Common Stock issuable upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

                                   ARTICLE III

                                EVENTS OF DEFAULT

            The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

            3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due.

            3.2 Breach of Covenant. The Borrower breaches any other covenant or other term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

            3.3 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein, in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

            3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

            3.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

            3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within 45 days of initiation.

            3.7 Delisting. Delisting of the Common Stock from the OTC Bulletin Board ("Bulletin Board") or such other principal exchange on which the Common Stock is listed for trading; failure to comply with the requirements for continued listing on the Bulletin Board for a period of three consecutive trading days; or notification from the Bulletin Board or any Principal Market that the Borrower is not in compliance with the conditions for such continued listing on the Bulletin Board or other Principal Market.

            3.8 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than twenty days after the due date.

            3.9 Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension that lasts for five or more consecutive trading days.

            3.10 Failure to Deliver Common Stock or Replacement Note. Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the time required by this Note and Sections 7 and 11 of the Subscription Agreement, or, if required, a replacement Note.

            3.11 Non-Registration Event. The occurrence of a Non-Registration Event as described in Section 11.4 of the Subscription Agreement.

            3.12 Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without the prior written consent of the Holder.

            3.13 Reservation Default. Failure by the Borrower to have reserve for issuance upon conversion of the Note the amount of Common stock as set forth in the Subscription Agreement.

            3.14 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

            3.15 Change in Control. A change in control of the Company without the written consent of the Holder. A change in control shall mean that more than 30% of the shares of common stock are consolidated in one person or entity so that the person or entity may control the election of the board of directors or the passage of a proposal that would normally require a shareholder vote without such shareholder vote and that such person or entity was not a holder of shares of the Company at the date of execution hereof.

            3.16 Entity Restrictions. The Company shall neither conduct nor permit to occur any reclassification, business combination, spin-off, merger, reorganization, stock sale or other transaction that results in the transfer, sale or distribution (by operation of law or otherwise) of the Company or any subsidiary's stock, or any other action reasonably related thereto.

            3.17 Asset Sales. Neither the Company will, nor will the Company permit any of its or its subsidiaries to, sell, transfer, lease or otherwise dispose (including pursuant to a merger) of substantially all of the Company's assets, including any asset constituting an equity interest in any other person, except sales, transfers, leases and other dispositions of inventory, used, obsolete or surplus equipment or other property, in each case in the ordinary course of the Company's business and consistent with past practice.


                                   ARTICLE IV

                                  MISCELLANEOUS

            4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Globetel Communications Corp., 9050 Pines Blvd., Suite 110, Pembroke Pines, FL 33024, Attn: Timothy Huff, CEO, telecopier number: (954) 272-0380, with a copy by telecopier only to (not with respect to Conversion Notices): Jonathan D. Leinwand, P.A., 12955 Biscayne Blvd., Suite 402, North Miami, FL 33181, telecopier number: (954) 252-4265, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier only to (not with respect to Conversion Notices): Kogan & Associates., Simon Kogan, 39 Broadway, Suite 2250 New York NY 10006, telecopier number: (212) 482-8104.

            4.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

            4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

            4.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

            4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

            4.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

            4.8 Late Payments. Subject to Section 4.7 hereof, the interest rate applicable to any late, unpaid amounts owed hereunder or under any Transaction Document shall be sixteen percent (16%) per annum.

            4.9 Redemption. This Note may not be redeemed or paid without the consent of the Holder except as described in this Note or in the Subscription Agreement.

            4.10 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.


                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                             SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 31 day of August, 2005.

                                    GLOBETEL COMMUNICATIONS CORP.



                                    By: /s/ Timothy Huff
                                       --------------------------------
                                       Name: Timothy Huff
                                       Title: CEO

WITNESS:



/s/ Thomas Jimenez
-----------------------------

                              NOTICE OF CONVERSION
                              --------------------

(To be executed by the Registered Holder in order to convert the Note)


      The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by GLOBETEL COMMUNICATIONS CORP. on January ___, 2005 into Shares of Common Stock of GLOBETEL COMMUNICATIONS CORP. (the "Borrower") according to the conditions set forth in such Note, as of the date written below.



Date of Conversion:____________________________________________________________


Conversion Price:______________________________________________________________


Shares To Be Delivered:________________________________________________________


Signature:_____________________________________________________________________


Print Name:____________________________________________________________________


Address:_______________________________________________________________________

        _______________________________________________________________________


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